UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2025

OneMeta Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-56565	20-5150818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South 400 East, Suite 200, Bountiful, UT	84010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 702-550-0122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	ONEI	OTCQB Marketplace

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Definitive Material Agreement

On November 3, 2025, OneMeta Inc. (the “Company”) entered into definitive note and warrant purchase agreements (the “Purchase Agreements”), dated as of October 31, 2025, with accredited investors (the “Holders”) for their purchase of (i) 14% convertible secured promissory notes of the Company in the aggregate original principal amount of $2,000,000 (the “Notes”) with a fixed conversion price of $0.08 and (ii) 5-year warrants (the “Warrants”) to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.08 (subject to adjustments) (the “Private Placement”). The Company did not use any placement agent in the Private Placement. The proceeds are being used to repay all amounts outstanding under those certain 14% secured promissory notes and credit card balances to the former President of the Company in the amounts of $917,966 and $408,486, respectively, with the remainder expected to be used for working capital and general corporate purposes.

The Company agreed to repay the principal amount with accrued interest in 36 monthly payments. Interest on the Notes accrues at a rate of fourteen percent (14%) per annum. If the Notes have not been converted or repaid in full, then the principal amount outstanding and all accrued interest is due and payable on October 31, 2028 (the “Maturity Date).

All amounts due under the Notes are convertible at any time after the issuance date, in whole or in part (subject to rounding for fractional shares), at the option of the holders into the Company’s common stock at a fixed conversion price, which is subject to adjustment as summarized below. The Notes are initially convertible into the Company’s common stock at an initial fixed conversion price of $0.08 per share. This conversion price is subject to adjustment for stock splits, combinations or similar events and anti-dilution provisions, among other adjustments.

The Company may prepay the Notes at any time in whole or in part by providing Holder with at least 30 business days’ prior written notice, the expected date of such repayment and the amount to be repaid.

The Notes contain customary events of default including but not limited to: (i) failure to make payments when due under the Notes; and (ii) bankruptcy or insolvency of the Company. If an event of default occurs, then all amounts outstanding shall become immediately due and payable (i) without further notice for an event of default under Section 5(b) of the Notes (bankruptcy) and (ii) upon written notice by Holder after a five business day not to cure for all event of default other than Section 5(b).

The Notes contain certain negative covenants, whereby so longs as the Notes are outstanding, the Company may not take certain actions without the prior written consent of each Holder including, without limitation: (i) create or allow to exist any mortgages, deeds of trust, liens, loans or encumbrances on the property and assets of the Company or its subsidiaries; (ii) incur or agree to incur any debt, contingent or otherwise, other than trade payables incurred in the ordinary course of business, consistent with past practice and (iii) be a party to or agree to be a party to any merger or consolidation, whether or not such merger or consolidation constitutes a Change in Control (as defined in the Notes) or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets.

The Company’s obligations under the Notes are secured by a security interest in certain property granted by the Company for the benefit of Holders pursuant to the terms of a Security Agreement dated October 31, 2025, between the Company and the Holders (the “Security Agreement”) and a Patent Security Agreement dated October 31, 2025, between the Company and Holders (the “Patent Security Agreement”).

In connection with the Private Placement, the Company entered into a Registration Rights Agreement with the Holders on October 31, 2025 (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Company granted Holders one demand right whereby upon written demand of at least 51% of the registrable securities (as defined in the registration rights agreement), the Company will on one occasion file a registration statement covering all of the registrable securities within 60 days of receiving the demand notice. In addition, the Company granted Holders “piggy-back” registration rights whereby if the Company proposes to register shares of its common stock in a public offering for cash, the Company will include Holders’ registrable securities on such registration statement, subject to certain exceptions for excluded registrations (as defined in the Registration Rights Agreement).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the issuance of the Note is incorporated by reference herein in its entirety.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the issuance of the Notes and Warrants is incorporated by reference herein in its entirety. The Company issued the Notes and Warrants in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. of 1933, as amended and/or Rule 506 of Regulation D promulgated thereunder.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEMETA INC.

Date: November 7, 2025	By:	/s/ Saul Leal
Saul Leal
President

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